Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-1 No. 333-211915, Forms S-3 Nos. 333-189500, 333-197766, 333-198238, 333-206271, 333-215985 and 333-218581, and Forms S-8 Nos. 333-153642, 333-186722, 333-193663, and 333-208106) of our report dated April 2, 2018, relating to the consolidated financial statements of Real Goods Solar, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding going concern uncertainty), appearing in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Moss Adams LLP

Denver, Colorado

April 2, 2018